Exhibit 99.1

Navarre Changes Name to Speed Commerce

New Name Reflects Powerful Capabilities of Full-Service E-Commerce Services Platform

MINNEAPOLIS, MN – September 9, 2013 – Navarre Corporation (NASDAQ: NAVR), a vertically integrated, multi-channel platform of e-commerce services and distribution solutions, has changed its name to Speed Commerce, Inc., effective immediately.

“Our new name reflects the evolution of our company from primarily a distribution business to a unique, end-to-end e-commerce services and retail distribution platform,” said the company’s president and CEO, Richard Willis. “The name Speed Commerce expresses our mission to rapidly grow our clients’ businesses by delivering flexible solutions along with highly responsive processes and services.”

The company’s NASDAQ ticker symbol will also change from "NAVR" to "SPDC,” effective at the start of trading on Thursday, September 12, 2013. The company’s website can now be found at www.speedcommerce.com.

“We acquired SpeedFC nearly 10 months ago to strengthen our platform and more meaningfully participate in the rapidly expanding e-commerce sector,” continued Willis. “Since then, our e-commerce services business has exceeded our internal plan for both customer wins and cost synergies. We offer a compelling solution for retailers and manufacturers who seek a single-source, end-to-end solution for all their front and back-end e-commerce services, and our name now reflects our strategic plans to aggressively grow this business.”

About Speed Commerce

Speed Commerce provides a vertically integrated, multi-channel platform of e-commerce services and distribution solutions to retailers and manufacturers. The company uniquely offers retail distribution programs, web site development and hosting, customer care, e-commerce fulfillment, and third party logistics services. For additional information, please visit the company's website at www.speedcommerce.com.

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